Exhibit 4.1

DOVER CORPORATION

AND

THE BANK OF NEW YORK MELLON,

as Trustee

AND

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as Paying Agent

NINTH SUPPLEMENTAL INDENTURE

Dated as of November 12, 2025

3.500% Notes due 2033

NINTH SUPPLEMENTAL INDENTURE (as hereinafter defined, the “Ninth Supplemental Indenture”), dated as of November 12, 2025, among DOVER CORPORATION, a Delaware corporation (the “Company”), THE BANK OF NEW YORK MELLON (formerly The Bank of New York), a New York banking corporation, as Trustee (as hereinafter defined, the “Trustee”) and THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Paying Agent (the “Paying Agent”).

W I T N E S S E T H:

WHEREAS, the Company and Bank One Trust Company, N.A. (as predecessor to J.P. Morgan Trust Company, National Association and The Bank of New York Mellon, the “Original Trustee”) executed and delivered an Indenture, dated as of February 8, 2001 (the “Base Indenture” and the Base Indenture, as supplemented by the First Supplemental Indenture (as defined herein), the Second Supplemental Indenture (as defined herein), the Third Supplemental Indenture (as defined herein), the Fourth Supplemental Indenture (as defined herein), the Fifth Supplemental Indenture (as defined herein), the Sixth Supplemental Indenture (as defined herein), the Seventh Supplemental Indenture (as defined herein), the Eighth Supplemental Indenture (as defined herein) and the Ninth Supplemental Indenture, the “Indenture” ), to provide for the issuance by the Company from time to time of unsecured notes, debentures or other evidences of indebtedness, to be issued in one or more series as provided in the Indenture;

WHEREAS, on February 12, 2001, pursuant to a Board Resolution, the Company issued a series of its debt securities under the Indenture designated as the “6.50% Notes due February 15, 2011” in the aggregate principal amount of $400,000,000;

WHEREAS, on October 13, 2005, pursuant to a Board Resolution, the Company issued two series of its debt securities under the Indenture, designated as the “4.875% Notes due October 15, 2015”, which were issued in the aggregate principal amount of $300,000,000, and as the “5.375% Debentures due October 15, 2035”, which were issued in the aggregate principal amount of $300,000,000 (together, the “2005 Securities”);

WHEREAS, on March 14, 2008, pursuant to a Board Resolution, the Company issued two series of its debt securities under the Indenture, designated as the “5.45% Notes due March 15, 2018”, which were issued in the aggregate principal amount of $350,000,000, and as the “6.60% Notes due March 2038”, which were issued in the aggregate principal amount of $250,000,000 (together, the “2008 Securities”);

WHEREAS, on February 22, 2011, pursuant to a Board Resolution, the Company issued two series of its debt securities under the Indenture, designated as the “4.300% Notes due 2021”, which were issued in the aggregate principal amount of $450,000,000, and as the “5.375% Notes due 2041”, which were issued in the aggregate principal amount of $350,000,000 (together, the “2011 Securities”);

WHEREAS, on December 2, 2013, pursuant to a Board Resolution, the Company issued one series of its debt securities under the Indenture, designated as the “2.125% Notes due 2020”, which were issued in the aggregate principal amount of €300,000,000 (the “2013 Securities”);

WHEREAS, on November 3, 2015, pursuant to a Board Resolution, the Company issued one series of its debt securities under the Indenture, designated as the “3.150% Notes due 2025”, which were issued in the aggregate principal amount of $400,000,000 (the “2015 Securities”);

WHEREAS, on November 9, 2016, pursuant to a Board Resolution, the Company issued one series of its debt securities under the Indenture, designated as the “1.250% Notes due 2026”, which were issued in the aggregate principal amount of €600,000,000 (the “2016 Securities”);

WHEREAS, on November 4, 2019, pursuant to a Board Resolution, the Company issued one series of its debt securities under the Indenture, designated as the “0.750% Notes due 2027”, which were issued in the aggregate principal amount of €500,000,000 (the “2019 Euro Notes”);

WHEREAS, on November 4, 2019, pursuant to a Board Resolution, the Company issued one series of its debt securities under the Indenture, designated as the “2.950% Notes due 2029”, which were issued in the aggregate principal amount of $300,000,000 (the “2019 USD Notes” and together with the 2019 Euro Notes, the “2019 Securities”);

WHEREAS, the Company and J.P. Morgan Trust Company, National Association (formerly known as Bank One Trust Company, N.A.) (as then Trustee under the Indenture) executed and delivered the First Supplemental Indenture, dated as of October 13, 2005 (the “First Supplemental Indenture”), among other things, to establish the form and terms of the 2005 Securities;

WHEREAS, subsequent to the date of the First Supplemental Indenture, The Bank of New York Mellon acquired the trustee business of the Original Trustee and succeeded the Original Trustee as the Trustee under the Indenture;

WHEREAS, the Company and The Bank of New York Mellon (as Trustee under the Indenture) executed and delivered the Second Supplemental Indenture, dated as of March 14, 2008 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of February 22, 2011 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of December 2, 2013 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of November 3, 2015 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture, dated as of November 9, 2016 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture, dated as of November 4, 2019 (the “Seventh Supplemental Indenture”) and the Eighth Supplemental Indenture, dated as of November 4, 2019 (the “Eighth Supplemental Indenture”),” among other things, to establish the forms and terms of the 2008 Securities, the 2011 Securities, the 2013 Securities, the 2015 Securities, the 2016 Securities and the 2019 Securities, respectively;

WHEREAS, pursuant to Board Resolutions dated August 8, 2025 and November 5, 2025, the Company has authorized the creation and issuance of an additional and separate series of its debt securities under the Indenture, to be denominated in euros and designated as the “3.500% Notes due 2033”, which are to be issued in the initial aggregate principal amount of €550,000,000 (the “Notes”);

WHEREAS, pursuant to a Board Resolution authorizing the creation and issuance of the Notes, the Trustee has been designated as the trustee under the Indenture in respect of the Notes;

WHEREAS, Section 901 of the Indenture provides that, without the consent of the Holders, the Company, when authorized by a Board Resolution, may enter into a supplemental indenture with the Trustee, among other matters, to establish the forms or terms of any series as permitted by Sections 201 and 301 of the Indenture;

WHEREAS, the Company desires to establish the forms and terms of the Notes in accordance with Sections 201 and 301 of the Indenture;

WHEREAS, the Company has determined that this Ninth Supplemental Indenture is authorized or permitted by the Indenture and has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 903 of the Indenture to that effect and an Opinion of Counsel and an Officers’ Certificate pursuant to Section 102 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Ninth Supplemental Indenture have been complied with;

WHEREAS, the entering into this Ninth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture;

WHEREAS, the Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions; and

WHEREAS, all things necessary to make this Ninth Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definition of Terms. For all purposes of this Ninth Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:

(a) a term defined in the Indenture and not otherwise defined herein has the same meaning when used in this Ninth Supplemental Indenture; and

(b) the following terms have the meanings given to them in this Section 1.1(b) and shall have the meaning set forth below for purposes of this Ninth Supplemental Indenture and the Indenture as it relates to the Notes created hereby:

“Additional Amounts” shall have the meaning set forth in Section 2.5.

“Additional Notes” shall have the meaning set forth in Section 4.1.

“Applicable Law” shall have the meaning set forth in Section 2.5.

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Change of Control” means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” as the term is defined in Section 13(d)(3) of the Exchange Act (other than the Company or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting

Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to one or more Persons (other than the Company or one of its subsidiaries). Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Offer” shall have the meaning set forth in Section 3.3.

“Change of Control Payment” shall have the meaning set forth in Section 3.3.

“Change of Control Payment Date” shall have the meaning set forth in Section 3.3.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event with respect to the Notes.

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg.

“Code” shall have the meaning set forth in Section 2.5.

“Comparable Government Bond” means, with respect to the notes to be redeemed prior to the Par Call Date in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German Government Bond whose maturity is closest to the Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German Government Bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Government Bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the gross redemption yield (rounded to three decimal places, with 0.0005 being rounded upwards) on the Comparable Government Bond on the third Business Day prior to the date fixed for redemption, calculated on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company in accordance with generally accepted market practice at such time.

“Covenant Defeasance” shall have the meaning set forth in Section 5.3.

“Defeasance” shall have the meaning set forth in Section 5.2.

“€” or “euros” means the single currency introduced at the third stage of the European Economic and Monetary Union pursuant to the Treaty on the functioning of the European Union, as amended.

“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee and/or Paying Agent or another method or system specified by the Trustee and/or Paying Agent as available for use in connection with its services hereunder.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“Euroclear/Clearstream” means, collectively, Euroclear and Clearstream.

“German Government Bond” means a bond that is a direct obligation of the Federal Republic of Germany.

“Government Obligation” shall have the meaning set forth in Section 5.4(a).

“Interest Payment Date” shall have the meaning set forth in Section 2.3(a).

“Interest Period” shall have the meaning set forth in Section 2.3(b).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc. and any successor to its rating agency business.

“Notes Maturity Date” shall have the meaning set forth in Section 2.2.

“Par Call Date” means August 12, 2033 (the date that is three months prior to the Notes Maturity Date).

“Participating Member State” means a member state of the European Union which has adopted or adopts the euro.

“Person” shall have the meaning set forth in the Indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means, with respect to the Notes, the rating is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of: (i) the occurrence of a Change of Control; and (ii) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a Responsible Officer of the Trustee assigned to the Corporate Trust Office of the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Regular Record Date” means, with respect to any Interest Payment Date for the Notes, the November 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sanctions” means any sanctions enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation and Principal Amount. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of the Notes pursuant to Sections 301 and 302 of the Indenture. There is hereby authorized a series of Securities to be denominated in euros and designated as the “3.500% Notes due 2033”, initially limited in aggregate principal amount to €550,000,000 (except upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 303, 304, 305, 306 or 1107 of the Indenture).

Section 2.2 Stated Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is November 12, 2033 (the “Notes Maturity Date”).

Section 2.3 Interest.

(a) The Notes shall bear interest at the rate of 3.500% per annum. The date from which interest shall accrue on the Notes shall be November 12, 2025. Interest on the Notes shall be payable annually in arrears on November 12 of each year (each, an “Interest Payment Date”), commencing November 12, 2026 to the Persons in whose name the relevant Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date.

(b) Interest payable on any Interest Payment Date, the Notes Maturity Date, or, if applicable, the Redemption Date with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of November 12, 2025, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, the Notes Maturity Date or, if applicable, the Redemption Date, as the case may be (each, an “Interest Period”).

(c) The amount of interest payable for any Interest Period shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or November 12, 2025 if no interest has been paid on the Notes) to, but excluding, the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date shall be postponed to the next succeeding day which is a Business Day (and no interest on such payment shall accrue for the period from and after such scheduled Interest Payment Date).

(d) In the event that the Notes Maturity Date or the Redemption Date falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest shall accumulate on the amount payable for the period from and after the Notes Maturity Date or Redemption Date).

Section 2.4 Place of Payment and Appointment and Funding. Principal of, the Redemption Price (if any), Change of Control Payments (if any), and interest and Additional Amounts on, the Notes shall be payable at the office or agency of the Company maintained for such purposes in London, England, which shall initially be the principal corporate trust office or agency of the Paying Agent in London, England; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the security register or by wire transfer to an account appropriately designated by the Person entitled to payment; and provided that the Company shall pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of or held Euroclear/Clearstream or such other Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the registered Holder of such Notes in global form. Transfer of the Notes shall be registrable, the Notes shall be exchangeable for Notes of a like aggregate principal amount, and notices and demands to or on the Company in respect of the Notes and the Indenture, as amended and supplemented, may be served at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the Corporate Trust Office of the Trustee in New York, New York.

The Paying Agent for the Notes shall initially be The Bank of New York Mellon, London Branch, and the Security Registrar for the Notes shall initially be the Trustee. Upon notice to the Trustee, the Company may change any Paying Agent or Security Registrar.

No later than 10:00 a.m., London time, one Business Day prior to the date that any payment of principal of, the Redemption Price (if any), Change of Control Payments (if any), or interest and Additional Amounts (if any) on, or any other amount payable in respect of the Notes is due and payable, the Company shall deposit with the Paying Agent in London, England, an amount of money in euros sufficient to pay any and all such amounts due and payable in respect of the Notes on such payment date.

Section 2.5 Payment of Additional Amounts. The Company shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company of the principal of, premium, if any, and interest on the Notes to a Holder who is not a United States person (as defined herein), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a) to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(1) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(2) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(3) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(4) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(5) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b) to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of Additional Amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or beneficial owner of the Notes to comply with the Company’s request or a request of the Company’s agent to satisfy any certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(d) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(e) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(f) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(g) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(h) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(i) in the case of any combination of items (a), (b), (c), (d), (e), (f), (g) and (h).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided in this Section 2.5, the Company shall not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used in this Section 2.5 and Section 3.2, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation (or other entity taxable as a corporation), partnership (or other entity taxable as a partnership) or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any references in this Ninth Supplemental Indenture, the Indenture and the Notes to principal, premium, interest or any other amount payable with respect to the Notes shall be deemed to include Additional Amounts, as the context shall require.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay such Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), if the Company shall be obligated to pay any Additional Amounts with respect to such payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts shall be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee or other paying agent to pay such Additional Amounts to the Holders of such Notes on the payment date. The Company shall make copies of such certificate, as well as copies of tax receipts or other documentation evidencing the payment of the associated taxes or other charges, available to the Holders or beneficial owners of the Notes upon written request.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to this Ninth Supplemental Indenture and the Notes in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Company agrees (i) to provide to the Paying Agent sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so that the Paying Agent can determine whether it has tax related obligations under Applicable Law, (ii) that the Paying Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Paying Agent shall not have any liability, and (iii) to hold harmless the Paying Agent for any losses it may suffer due to the actions it takes to comply with Applicable Law. The terms of this section shall survive the termination for any reason of this Ninth Supplemental Indenture or the satisfaction and discharge of the Notes.

Section 2.6 Denominations. The Notes shall be issuable in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Section 2.7 Global Notes. The Notes shall be issued initially in the form of a permanent Global Security or Global Securities in fully registered form and shall initially be deposited with and registered in the name of a nominee of The Bank of New York Mellon, London Branch, as the common depository, for the accounts of Euroclear/Clearstream as Depositary or such other Depositary as any officer of the company may from time to time designate. Unless and until each such Global Security is exchanged for the Notes in certificated form, each Global Security may be transferred, in whole but not in part, and any payments on the Notes shall be made only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

If, (i) Clearstream or Euroclear is no longer willing or able to discharge its responsibilities properly or is no longer qualified to continue as depositary for the global Note, and neither the Trustee nor the Company have approved a qualified successor within 90 days; (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated notes; or (iii) a Holder shall so request upon the occurrence and continuance of an Event of Default with respect to the Notes, the Company will issue notes in definitive form in exchange, in all or in part, as the case may be, for the registered global Note that had been held by the Depositary. Any Notes issued in definitive form in exchange for a registered global Note will be registered in the name or names that the Depositary gives to the Trustee or relevant agent of the Company or the Trustee. The Company expects that the Depositary’s instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in the registered global Note that had been held by the Depositary. In addition, the Company may at any time determine that the Notes shall no longer be represented by a global Note and will issue Notes in definitive form in exchange for such global Note pursuant to the procedure described above.

Section 2.8 Form of the Notes. The form of the Notes and the Trustee’s Certificate of Authentication to be endorsed thereon shall be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof. The terms and provisions contained in the Notes, annexed hereto as Exhibit A, shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Trustee and the Paying Agent, by their execution and delivery of this Ninth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. As long as the Notes are in global form, the Paying Agent (in lieu of the Trustee) shall be responsible for:

(a) paying sums due on the Notes; and

(b) arranging on behalf of, and at the expense of, the Company for notices to be communicated to Holders in accordance with the terms of this Indenture.

Each reference in the Indenture and this Ninth Supplemental Indenture to the performance of duties set forth in clauses (a) and (b) above by the Trustee includes performance of such duties by the Paying Agent.

Section 2.9 No Sinking Fund. The Notes shall not be entitled to the benefit of any sinking fund.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.1 Optional Redemption by Company. Except as otherwise may be specified in this Ninth Supplemental Indenture, the Notes may be redeemed, in whole, at any time, or in part, from time to time, at the option of the Company as follows:

(a) If the Notes are redeemed before the Par Call Date, the Notes being redeemed shall be redeemed at a Redemption Price equal to the greater of:

(i)	100% of the principal amount of the Notes then outstanding to be redeemed; and

(ii)

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date and, for purposes of the calculation, assuming that the Notes would be redeemed on the Par Call Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 15 basis points (0.15%), plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

(b) If the Notes are redeemed on or after the Par Call Date, the Notes shall be redeemed at a Redemption Price equal to 100% of the principal amount of the Notes then outstanding to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

(c) Installments of interest on the Notes being redeemed that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date shall be payable on the Interest Payment Date to the Holders as of the close of business on the relevant Regular Record Date.

(d) If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected, in the case of global notes, in accordance with the policies and procedures of Euroclear or Clearstream, and in the case of certificated notes, by the Trustee by lot, but in either case consistent with any applicable listing standards. In the event of redemption of Notes in part only, a new Note or Notes of like tenor of the unredeemed portion thereof (which shall not be less than the minimum authorized denomination for the Notes) shall be issued in the name of the Holder thereof upon cancellation thereof. The Trustee shall have no duty or obligation to calculate any Redemption Price or any component thereof, and the Trustee shall be entitled to receive and conclusively rely upon an Officers’ Certificate delivered by the Company that specifies any Redemption Price.

(e) Notice of redemption shall be delivered electronically in accordance with the policies and procedures of Euroclear or Clearstream, or otherwise by first-class mail, postage prepaid, sent not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at his, her, or its address appearing in the Security Register.

Section 3.2 Redemption for Tax Reasons. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Ninth Supplemental Indenture, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described under Section 2.5 with respect to the Notes and such obligation cannot be avoided by the use of reasonable measures available to the Company, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a Redemption Price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the Redemption Date. The Trustee shall have no duty or obligation to calculate any Redemption Price or any component thereof and the Trustee shall be entitled to receive and conclusively rely upon an Officers’ Certificate delivered by the Company that specifies any Redemption Price.

Section 3.3 Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its option to redeem the Notes, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the then outstanding Notes, to repurchase all or any part (equal to €1,000 or an integral multiple thereof) of that Holder’s Notes on the terms set forth herein and in the Notes; provided that a Holder tendering Notes for repurchase only in part must retain not less than €100,000 aggregate principal amount of Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to the date of the consummation of any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall electronically deliver or otherwise mail to Holders of the Notes, and furnish the Trustee with a copy thereof, a notice describing the transaction that constitutes or may constitute the Change of Control Triggering Event, offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), setting forth the instructions determined by the Company, consistent with the provisions of this Section 3.3, that a Holder must follow in order to have its Notes purchased and stating that a Holder may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing in Exhibit A, or a comparable form, together with any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date for the Notes, the Company shall, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

(e) The Trustee shall have no duty or obligation to determine whether a Change of Control Triggering Event or any component thereof has occurred or is continuing.

ARTICLE 4

ORIGINAL ISSUE OF THE NOTES

Section 4.1 Additional Notes. The Notes are initially limited in aggregate principal amount to €550,000,000. Subject to the terms and conditions contained herein, the Company may from time to time, without the consent of the existing Holders of Notes, increase the principal amount of Notes by creating and issuing additional Notes (the “Additional Notes”) having the same terms and conditions as the Notes in all respects, except for any differences in the issue date, issue price, interest accrued prior to the issue date of the Additional Notes and, in some cases, the first Interest Payment Date. The Additional Notes shall be fungible for United States federal income tax purposes with, and shall have the same ISIN and CUSIP numbers as, the Notes. Any Additional Notes issued at the Company’s determination and in accordance with provisions of the Indenture shall be consolidated with and form a single series with the previously outstanding Notes for all purposes under the Indenture, including, without limitation, for purposes of determining whether the required percentage of the Holders of record has given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all Holders. The aggregate principal amount of any Additional Notes shall be unlimited.

Section 4.2 Issuance in Euros. Initial Holders will be required to pay for the Notes in euros, and all payments of principal of, the Redemption Price (if any), Change of Control Payments (if any), and interest and Additional Amounts (if any), on the Notes, will be payable in euros; provided, however, that if, on or after the date of this Ninth Supplemental Indenture, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references elsewhere in this Ninth Supplemental Indenture or the Notes to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this Section 4.2.

ARTICLE 5

DEFEASANCE

Section 5.1 Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may elect, at its option at any time, to have Section 5.2 or Section 5.3 applied to the Notes. Any such election shall be evidenced by a Board Resolution.

Section 5.2 Defeasance and Discharge. Upon the Company’s exercise of its option to have this Section applied to the Notes, the Company shall be deemed to have been discharged from its obligations with respect to the Notes as provided in this Section on and after the date the conditions set forth in Section 5.4 are satisfied (hereinafter called “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all its other obligations under the Notes and the Indenture insofar as the Notes are concerned (and the Trustee, upon the request and at the expense of the Company, shall execute proper instruments acknowledging the same), subject to the following which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of the Notes to receive, solely from the trust fund described in Section 5.4 and as more fully set forth in such Section, payments in respect of the principal of and any premium and interest on the Notes when payments are due, (2) the Company’s obligations with respect to the Notes under Sections 304, 305, 306, 1002 and 1003 of the Indenture, (3) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and (4) this Article. Subject to compliance with this Article, the Company may exercise its option to have this Section applied to the Notes notwithstanding the prior exercise of its option to have Section 5.3 applied to the Notes.

Section 5.3 Covenant Defeasance. Upon the Company’s exercise of its option to have this Section applied to the Notes, (1) the Company shall be released from its obligations under Section 801(3) and Sections 1005 through 1009, inclusive, of the Indenture, and any covenants provided pursuant to Sections 301(16), 901(2) or 901(7) of the Indenture for the benefit of the Holders of the Notes and (2) the occurrence of any event specified in Sections 501(4) (with respect to any of Section 801(3) and Sections 1005 through 1009, inclusive, of the Indenture and any such covenants provided pursuant to Sections 301(16), 901(2) or 901(7)), and 501(7) of the Indenture shall be deemed not to be or result in an Event of Default, in each case with respect to the Notes as provided in this Section on and after the date the conditions set forth in Section 5.4 are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section of the Indenture (to the extent so specified in the case of Section 501(4)) of the Indenture, whether directly or indirectly by reason of any reference elsewhere in the Indenture to any such Section or by reason of any reference in any such Section to any other provision in the Indenture or in any other document, but the remainder of this Indenture and the Notes shall be unaffected thereby.

Section 5.4 Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to the application of Section 5.2 or Section 5.3 to the Notes:

(a) The Company shall irrevocably have deposited or caused to be deposited with the Trustee, which for purposes of this Section 5.4 shall include The Bank of New York Mellon, London Branch, (or another trustee which satisfies the requirements contemplated by Section 609 and agrees to comply with the provisions of this Article applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefits of the Holders of the Notes, (A) money in an amount, or (B) Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (C) a combination thereof, in each case sufficient (without reinvestment of any interest earned thereon), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or any such other qualifying trustee) to pay and discharge, the principal of and any premium and interest on the Notes on the Notes Maturity Date, in accordance with the terms of the Indenture, this Ninth Supplemental Indenture and the Notes. As used herein, “Government Obligation” means (i) direct obligations of a Participating Member State, (ii) obligations the timely payment of the principal of and interest on which is fully and unconditionally guaranteed by such Participating Member State, a central bank of a Participating Member State or a governmental agency of such Participating Member State, and (iii) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (i) or (ii) above or in any specific principal or interest payments due in respect thereof.

(b) In the event of an election to have Section 5.2 apply to the Notes, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Ninth Supplemental Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of the Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to the Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur.

(c) In the event of an election to have Section 5.3 apply to the Notes, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to the Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur.

(d) The Company shall have delivered to the Trustee an Officers’ Certificate to the effect that none of the Notes of the same series as the Notes, if then listed on any securities exchange, will be delisted as a result of such deposit.

(e) No event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes or any other Securities shall have occurred and be continuing at the time of such deposit or, with regard to any such event specified in Sections 501(5) and (6) of the Indenture, at any time on or prior to the 90th day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 90th day).

(f) Such Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Securities are in default within the meaning of such Act).

(g) Such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound.

(h) Such Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under such Act or exempt from registration thereunder.

(i) The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such Defeasance or Covenant Defeasance have been complied with.

ARTICLE 6

PAYING AGENT MATTERS

Section 6.1 Rights of Paying Agent. In connection with acting hereunder, the Paying Agent shall be entitled to the rights, protections, benefits, immunities and indemnities provided to the Trustee and set forth in the Indenture. For the avoidance of doubt, the provisions of Section 607 of the Indenture shall apply mutatis mutandis to the Paying Agent.

Section 6.2 U.S. Tax Forms. The Paying Agent shall deliver to the Company two properly completed and executed originals of IRS Form W-9 (or appropriate successor form) upon execution of this Ninth Supplemental Indenture (and from time to time thereafter upon reasonable request of the Company). The Paying Agent agrees that if any form or certification that it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification promptly or promptly notify the Company in writing of its legal inability to do so.

Section 6.3 Withholding. The Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes pursuant to the Indenture for or on account of any present or future taxes, duties, assessments or government charges if and to the extent so required by Applicable Law, in which event the Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

Section 6.4 Notice. Any request, demand, authorization, direction, notice, consent, waiver or other documents provided or permitted by the Indenture to be made upon given or furnished to or filed with the Paying Agent by the Trustee or the Company be made, furnished or filed in writing and delivered by mail or email to The Bank of New York, Mellon acting through its London Branch, 160 Queen Victoria Street, London, England, EC4V 4LA, Attention: Corporate Trust Administration, Tel No: +44 (0) 207 964 5028 or such other address as the Paying Agent may provide to the Trustee and the Company from time to time. All notices hereunder shall be effective when actually received by the recipient, except that a communication actually received outside normal business hours shall be deemed to be received on the next business day in the city in which the recipient is located.

Section 6.5 Resignation and Removal; Appointment of Successor. No resignation or removal of the Paying Agent shall become effective until the acceptance of appointment by the successor Paying Agent pursuant the Indenture.

The Paying Agent may resign at any time, other than on a day during the 45 day period preceding any payment date for the Notes upon 45 days’ prior written notice to the Company. The Company may remove the Paying Agent at any time upon 45 days’ written notice (or such lessor period of time as may be mutually agreed by the Paying Agent and the Company). Upon effective of the resignation or removal of the Paying Agent and the appointment of successor, following payment of any outstanding fees and expenses of the Paying Agent, the outgoing Paying Agent shall, at the Company’s instruction, deliver to the successor, the Company or the Trustee, all Notes (if any) and cash (if any) belonging to the Company and provide information regarding the status of any outstanding Notes as reasonably requested by the Company or the Trustee.

Any Person into which a Paying Agent may be merged or consolidated or any Person resulting from any merger or consolidation to which such Paying Agent is a party or any Person to which such Paying Agent shall sell or otherwise transfer all or substantially all of its corporate trust or agency business shall on the date on which such merger, consolidation, sale or transfer becomes effective, become the successor to such Paying Agent under the Indenture without the execution or filing of any paper or any further act on the part of the parties hereto.

Section 6.6 General. Notwithstanding anything to the contrary contained herein:

(a) In acting under the Indenture, the Paying Agent shall not (i) be under any fiduciary duty towards any Person, (ii) be responsible for or liable in respect of the authorization, validity or legality of any Note amount paid by it hereunder (except to the extent that any such liability resulted from the Paying Agent’s gross negligence or wilful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment), (iii) be under any obligation towards any Person other than the Trustee and Company or (iv) assume any relationship of agency or trust for or with any Holder.

(b) The Paying Agent shall not exercise any lien, right of set-off or similar claim against any Holder of a Note in respect of moneys payable by it under the Indenture.

(c) The Paying Agent shall be obligated to perform only such duties as are specifically set forth in the Indenture and in the Notes, and no implied duties or obligations shall be read into the Indenture or the Notes against the Paying Agent.

(d) In no event will the Trustee or the Paying Agent be responsible or liable for any failure or delay in the performance of its obligations under the Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, acts of God; earthquakes; fire; flood; terrorism; civil unrest, wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services or of any failure or delay in any clearing system; accidents; labor disputes; acts of civil or military authority.

(e) In no event shall the Trustee or the Paying Agent be liable for special, indirect, punitive, incidental, consequential or other similar loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Paying Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(f) The Paying Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of the Indenture; provided, that in the event that the Paying Agent shall exercise its right not to act pursuant to this clause (f), the Paying Agent shall promptly notify the Company and the Trustee and seek additional instructions that comply with the terms of the Indenture.

(g) The Paying Agent may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Indenture, which certificate may be signed by any person authorized to sign such a certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(h) The the Trustee or the Paying Agent shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Trustee or the Paying Agent was negligent in ascertaining the pertinent facts.

(i) If the Paying Agent considers in its reasonable judgment that the amounts actually received by it pursuant to the Indenture are insufficient to satisfy all claims with respect to all payments then falling due with respect to the Notes, the Paying Agent will promptly notify the Company and the Trustee and until such time as the Paying Agent has received the full amount of all such payments, the Paying Agent shall not be obligated to pay any such claims.

(j) The Trustee or the Paying Agent shall be entitled to take any action or to refuse to take any action which the Paying Agent regards as necessary for the Trustee or the Paying Agent to comply with any applicable law, regulation, fiscal requirement, court order, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

(k) The Paying Agent shall not have any responsibility or obligation to any beneficial owner of a Note, participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. The rights of beneficial owners in the Notes shall be exercised only through the Depositary subject to its applicable procedures. The Paying Agent shall have not any responsibility or liability for any acts or omissions of the Depositary with respect to such Note, for the records of any such Depositary, including records in respect of beneficial ownership interests in respect of any such Note, for any transactions between the Depositary and any participant or between or among the Depositary, any such participant and/or any holder or owner of a beneficial interest in such Note, or for any transfers of beneficial interests in any such Note.

Section 6.7 Indemnity. The Company shall indemnify, defend and hold harmless the Paying Agent, or any predecessor Paying Agent, and their respective officers, directors, employees, representatives and agents from and against, and reimburse the Paying Agent for, any and all claims, obligations, liabilities, losses, damages, penalties, stamp or other similar taxes (other than taxes based upon, measured by or determined by the income of the Paying Agent), actions, suits, judgments, reasonable costs and expenses (including reasonable attorney’s fees and expenses) of whatever kind or nature demanded, asserted or claimed against, or incurred by, the Paying Agent (whether demanded, asserted or claimed by any holder of a Note or any other Person), directly or indirectly relating to, or arising from, claims against the Paying Agent arising out of or in connection with the Indenture, the Notes, the administration of the transactions contemplated thereby (including disputes between the parties or enforcement of the Indenture, including this Ninth Supplemental Indenture), of the performance of its duties under the Indenture, including reasonable attorneys’ and consultants’ fees and expenses and court costs, except to the extent caused by the Paying Agent’s gross negligence or willful misconduct. The indemnity contained in this Section 6.7 shall survive the termination for any reason or expiry of this Ninth Supplemental Indenture, the payment in full of the Notes and the resignation or removal of the Paying Agent.

Section 6.8 Compensation, Fees and Expenses. The Company will pay to the Paying Agent the compensation, fees and expenses in respect of the Paying Agent’s services as separately agreed in writing from time to time with the Paying Agent. The Company will reimburse the Paying Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Paying Agent in accordance with any provision of the Indenture (including the compensation and the expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ), together with any applicable value added tax and stamp, issue, or other documentary taxes and duties (including any interest and penalties thereon or in connection therewith). The terms of this Section 6.8 shall survive the termination for any reason or expiry of this Ninth Supplemental Indenture, the payment in full of the Notes and the resignation or removal of the Paying Agent.

Section 6.9 Waiver of Jury Trial; Jurisdiction. EACH OF THE COMPANY, THE TRUSTEE AND THE PAYING AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NINTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Any court action brought under or in connection with the subject matter of the Indenture or the Notes shall be brought only in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, City of New York or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the Borough of Manhattan, City of New York. Each Party submits to the exclusive jurisdiction of these courts and agrees not to commence any legal action under or in connection with the subject matter of the Indenture or the Notes in any other court or forum.

Each of the Company and the Paying Agent waives any objection to the laying of the venue of any legal action brought under or in connection with the subject matter of the Indenture or the Notes in the Federal or state courts sitting in the Borough of Manhattan, City of New York, and agrees not to plead or claim in such courts that any such action has been brought in an inconvenient forum.

ARTICLE 7

MODIFICATION AND WAIVER

Section 7.1 Supplemental Indentures with Consent of Holders. As set forth in Section 902 of the Indenture, with the consent of the Holders of a majority in the aggregate principal amount of Securities of each series affected by such supplemental indenture at the time outstanding, the Company and the Trustee may from time to time and at any time enter into an indenture or indenture supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any Supplemental Indenture, or for the purpose of modifying in any manner the rights of the Holders of the Securities.

Section 7.2 Supplemental Indentures Not Requiring Consent of Holders. As set forth in Section 901 of the Indenture, without the consent of any Holders of any Securities of each series affected by such supplemental indenture at the time outstanding, the Company and Trustee may from time to time and at any time enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any Supplemental Indenture including conforming the text of this Ninth Supplemental Indenture or the Notes to any provision of the “Description of Notes” in the prospectus supplement and accompanying prospectus pursuant to which the Notes are offered to the public to the extent that such provisions in the “Description of Notes” was intended to be a verbatim recitation of the Ninth Supplemental Indenture or the Notes.

Section 7.3 Waivers. The holders of a majority in principal amount of the outstanding Notes may waive compliance with certain restrictive provisions of the Indenture as they relate to the Notes as set forth in the Indenture or this Ninth Supplemental Indenture. The holders of a majority in principal amount of the outstanding Notes may waive any past default under the Indenture as such default relates to the Notes, except a default in the payment of principal, premium or interest on the Notes and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding Note affected.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Confirmation of Indenture. The Indenture, as heretofore supplemented, and as supplemented by this Ninth Supplemental Indenture, is in all respects ratified and confirmed, and this Ninth Supplemental Indenture shall be deemed part of the Indenture, as heretofore supplemented, in the manner and to the extent herein and therein provided.

Section 8.2 Responsibility of Recitals, Etc. The recitals herein and in the Notes (except in the Trustee’s Certificate of Authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or the sufficiency of this Ninth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 8.3 Concerning the Trustee. The Trustee does not assume any duties, responsibility or liabilities by reason of this Ninth Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, the Trustee shall have all of the rights, powers, privileges, protections and immunities which it possesses under the Indenture.

Section 8.4 Consent to Jurisdiction. The Company irrevocably consents and submits to the nonexclusive jurisdiction of any court of the State of New York or any United States federal court sitting, in each case, in the Borough of Manhattan, The City of New York, State of New York, United States of America, and any appellate court from any thereof in any suit, action, or proceeding that may be brought in connection with the Indenture, this Ninth Supplemental Indenture or the Notes, and waives any immunity from the jurisdiction of such courts. The Company irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company agrees, to the fullest extent that it may lawfully do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company, and waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Company’s jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding.

Section 8.5 Governing Law. This Ninth Supplemental Indenture and the Notes shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 8.6 Severability. In case any one or more of the provisions contained in this Ninth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Ninth Supplemental Indenture, or of the Notes, but this Ninth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 8.7 Counterparts. This Ninth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 8.8 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under such Act to be a part of and govern this Ninth Supplemental Indenture, the latter provision shall control. If any provision of this Ninth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Ninth Supplemental Indenture, as so modified or excluded, as the case may be.

Section 8.9 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.10 Electronic Means. The Trustee and Paying Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), pursuant to this Indenture and related documents sent by Electronic Means; provided, however, that the Company shall provide to the Trustee and Paying Agent an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) or directions and containing specimen signatures of such Authorized Officers, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee or Paying Agent Instructions using Electronic Means and the Trustee or Paying Agent in its discretion elects to act upon such Instructions, the Trustee’s or Paying Agent’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee and Paying Agent, as applicable, cannot determine the identity of the actual sender of such Instructions and that the Trustee and Paying Agent, as applicable, shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee or Paying Agent have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee or Paying Agent, as applicable, and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee and Paying Agent, as applicable, shall not be liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees (i) to assume all risks arising out of its use of Electronic Means to submit Instructions to the Trustee or Paying Agent including the risk of the Trustee or Paying acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee or Paying Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv)

to notify the Trustee and Paying Agent immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 8.11 Sanctions Representations. (a) The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of Sanctions.

(b) The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will use any payments made pursuant to the Indenture or the Notes (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the day and year first written above.

DOVER CORPORATION

By:	/s/ James Moran
Name: James M. Moran
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Michael Lee
Name: Michael Lee
Title: Vice President

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Paying Agent

By:	/s/ Michael Lee
Name: Michael Lee
Title: Vice President

[Signature Page to Ninth Supplemental Indenture]

EXHIBIT A

Form of Note

[IF THE CERTIFICATE EVIDENCES A GLOBAL NOTE: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM, LUXEMBOURG” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.]

DOVER CORPORATION

3.500% Note due 2033

CUSIP:260003 AR9
ISIN: XS3227842443
COMMON CODE: 322784244

No. ____		€____

Dover Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ____________, or registered assigns, the principal sum of €___________ on November 12, 2033 and to pay interest thereon from November 12, 2025 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually on November 12 in each year, commencing on November 12, 2026, at the rate of 3.500% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the November 1 (whether or not a Business Day) immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities ) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Principal of, the Redemption Price (if any), Change of Control Payments (as defined on the reverse hereof, if any), and interest and Additional Amounts (as defined on the reverse hereof, if any) on, the Securities shall be payable at the office or agency of the Company maintained for such purposes in London, England, which shall initially be the principal corporate trust office or agency of the Paying Agent in London, England, in euros; provided, however, that if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities will be in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any references elsewhere in the Securities or the Ninth Supplemental Indenture (as defined on the reverse hereof) to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this paragraph. At the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register; provided, that the Company shall pay principal of (and premium, if any) and interest on this Security in global form registered in the name of or held by Euroclear/Clearstream or such other Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the registered Holder of this Security in global form. As used herein:

“€” or “euros” means the single currency introduced at the third stage of the European Economic and Monetary Union pursuant to the Treaty on the functioning of the European Union, as amended.

“Participating Member State” means a member state of the European Union which has adopted or adopts the euro.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: ____________________

DOVER CORPORATION

By:
Name:
Title:

Attest:
Name: Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

Dated: ____________________

THE BANK OF NEW YORK MELLON, as Trustee

By:	_______________________________________

Authorized Signatory

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 8, 2001 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, as Trustee (the “Trustee,” which term includes any successor trustee under the Base Indenture), as supplemented by the First Supplemental Indenture, dated as of October 13, 2005, between the Company and the Trustee (the “First Supplemental Indenture”), as further supplemented by the Second Supplemental Indenture, dated as of March 14, 2008, between the Company and the Trustee (the “Second Supplemental Indenture”), as further supplemented by the Third Supplemental Indenture, dated as of February 22, 2011, between the Company and the Trustee (the “Third Supplemental Indenture”), as further supplemented by the Fourth Supplemental Indenture, dated as of December 2, 2013, among the Company, the Trustee and The Bank of New York Mellon, London Branch, as paying agent (the “Paying Agent”) (the “Fourth Supplemental Indenture”), as further supplemented by the Fifth Supplemental Indenture, dated as of November 3, 2015, between the Company and the Trustee (the “Fifth Supplemental Indenture”), as further supplemented by the Sixth Supplemental Indenture, dated as of November 9, 2016, among the Company, the Trustee and the Paying Agent (the “Sixth Supplemental Indenture”), as further supplemented by the Seventh Supplemental Indenture, dated as of November 4, 2019, among the Company, the Trustee and the Paying Agent (the “Seventh Supplemental Indenture”), as further supplemented by the Eighth Supplemental Indenture, dated as of November 4, 2019, between the Company and the Trustee (the “Eighth Supplemental Indenture”), and as further supplemented by the Ninth Supplemental Indenture, dated as of November 12, 2025, among the Company, the Trustee and the Paying Agent (the “Ninth Supplemental Indenture” and, together with the Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture and the Ninth Supplemental Indenture, the “Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Paying Agent and the Holders of the Securities, and of the terms upon which the Securities are, and are to be authenticated and delivered. This Security is one of a series designated on the face hereof initially limited in aggregate principal amount to €550,000,000.

The Securities of this series are subject to redemption upon not less than 10 days’ and not more than 60 days’ notice delivered electronically in accordance with the policies and procedures of Euroclear or Clearstream, or otherwise by mail, as a whole or in part, at the election of the Company, from time to time. If the Securities of this series are redeemed before the Par Call Date, the Securities shall be redeemed at a Redemption Price equal to the greater of (i) 100% of the principal amount of such Securities then outstanding to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (not including any portion of such payments of interest accrued to the date of redemption and, for purposes of the calculation, assuming that the Securities of this series would be redeemed on the Par Call Date) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL ICMA) at the applicable Comparable Government Bond Rate plus 15 basis points (0.15%), plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date. If the Securities of this series are redeemed on or after the Par Call Date, the Securities may be redeemed at a Redemption Price equal to 100% of the principal amount of the Securities then outstanding to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date. Interest installments whose Stated Maturity is on or prior to such Redemption Date shall be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Date referred to on the face hereof, all as provided in the Indenture.

For purposes of the redemption provisions, the following terms are applicable:

“Comparable Government Bond” means, with respect to the Securities of this series to be redeemed prior to the Par Call Date in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German Government Bond whose maturity is closest to the Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German Government Bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Government Bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the gross redemption yield (rounded to three decimal places, with 0.0005 being rounded upwards) on the Comparable Government Bond on the third Business Day prior to the date fixed for redemption, calculated on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company in accordance with generally accepted market practice at such time.

“German Government Bond” means a bond that is a direct obligation of the Federal Republic of Germany.

“Par Call Date” means August 12, 2033 (the date that is three months prior to the Notes Maturity Date).

If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected, in the case of global notes, in accordance with the policies and procedures of Euroclear or Clearstream, and in the case of certificated notes, by the Trustee by lot, but in either case consistent with any applicable listing standards. In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof (which shall not be less than the minimum authorized denomination for the Securities) shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Securities such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company of the principal of, premium, if any, and interest on the Securities to a Holder who is not a United States person (as defined herein), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Securities to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a) to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Security), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(1) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(2) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Securities, the receipt of any payment

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or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(3) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(4) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(5) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b) to any Holder that is not the sole beneficial owner of the Securities, or a portion of the Securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of Additional Amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or beneficial owner of the Securities to comply with the Company’s request or a request of the Company’s agent to satisfy any certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Securities, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(d) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(e) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(f) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Security, if such payment can be made without such withholding by at least one other paying agent;

(g) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Security, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(h) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(i) in the case of any combination of items (a), (b), (c), (d), (e), (f), (g) and (h).

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The Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Securities. Except as specifically provided above and in Section 2.5 of the Ninth Supplemental Indenture, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Any references in the Ninth Supplemental Indenture, the Indenture and the Securities to principal, premium, interest or any other amount payable in respect of the Securities shall be deemed to include Additional Amounts, as the context shall require.

At least 30 days prior to each date on which any payment under or with respect to the Securities is due and payable (unless such obligation to pay such Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Securities is due and payable, in which case it will be promptly thereafter), if the Company shall be obligated to pay any Additional Amounts with respect to such payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts shall be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee or other paying agent to pay such Additional Amounts to the Holders of such Securities on the payment date. The Company shall make copies of such certificate, as well as copies of tax receipts or other documentation evidencing the payment of the associated taxes or other charges, available to the Holders or beneficial owners of the Securities upon written request.

As used herein and in Sections 2.5 and 3.2 of the Ninth Supplemental Indenture, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation (or other entity taxable as a corporation), partnership (or other entity taxable as a partnership) or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the Ninth Supplemental Indenture, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described herein and in the Ninth Supplemental Indenture with respect to the Securities and such obligation cannot be avoided by the use of reasonable measures available to the Company, then the Company may at any time at its option redeem, in whole, but not in part, the Securities on not less than 30 nor more than 60 days prior notice, at a Redemption Price equal to 100% of their principal amount, together with accrued and unpaid interest on those Securities to, but not including, the Redemption Date.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Securities as described above, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Securities to repurchase all or any part (equal to €1,000 or an integral multiple thereof) of that Holder’s Securities on the terms set forth herein, provided that a Holder tendering Securities for repurchase only in part must retain not less than €100,000 aggregate principal amount of Securities. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus accrued and unpaid interest, if any, on the Securities repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to the date of the consummation of any Change of Control, but after public announcement of

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the transaction or transactions that constitute or may constitute the Change of Control, the Company shall electronically deliver or otherwise mail to Holders of the Securities, and furnish the Trustee with a copy thereof, a notice describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event, offering to repurchase the Securities on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), setting forth the instructions determined by the Company, consistent with the provisions of Section 3.3 of the Ninth Supplemental Indenture, that a Holder must follow in order to have its Securities purchased and stating that a Holder may elect to have such Securities purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing below, or a comparable form, together with any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

On the Change of Control Payment Date, the Company shall be required, to the extent lawful: (a) to accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer; (b) to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and (c) to deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

The Company shall not be required to make the Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Securities, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture or the Change of Control Offer provisions of the Securities by virtue of any such conflict.

For purposes of the Change of Control Offer provisions, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” as the term is defined in Section 13(d)(3) of the Exchange Act (other than the Company or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries,

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taken as a whole, to one or more Persons (other than the Company or one of its subsidiaries). Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the Securities, the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc. and any successor to its rating agency business.

“Person” has the meaning set forth in the Indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of: (i) the occurrence of a Change of Control; and (ii) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a Responsible Officer of the Trustee assigned to the Corporate Trust Office of the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person

The Securities of this series are not entitled to the benefit of any sinking fund.

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The Ninth Supplemental Indenture contains provisions for defeasance and discharge at any time of (i) the entire indebtedness of this Security or (ii) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of the Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing; the Notes shall be exchangeable for Notes of a like aggregate principal amount; and notices and demands to or on the Company in respect of the Notes and the Indenture, as amended and supplemented, may be served at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the Corporate Trust Office of the Trustee in New York, New York.

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The Securities of this series are issuable only in registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 3.3 of the Ninth Supplemental Indenture, check the box below:

☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.3 of the Ninth Supplemental Indenture, state the amount below. If you tender less than all of your Securities for purchase, you must retain at least €     aggregate principal amount of Securities.

€ _______________

Date: ___________

Your Signature: __________________________________________

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee: _______________________________________

Participant in a recognized Signature Guarantee Medallion Program

(or other signature guarantor program reasonably acceptable to the Trustee)